EX-99.2 Frequently Asked Questions (FAQ) Concerning Amended Capital Plan

October 23, 2006

RE: Frequently Asked Questions (FAQ) concerning amended capital plan

On October 11, 2006, the Federal Housing Finance Board (Finance Board) approved a number of changes to the Seattle Bank's Capital Plan. This FAQ is provided to address a number of questions Seattle Bank members may have regarding the Capital Plan amendments.

About the Capital Plan Amendments

Q: Why has the Seattle Bank amended its Capital Plan?

A: The Seattle Bank's goals in amending its Capital Plan are to help us meet our members' increasing funding and liquidity needs and to provide greater flexibility with respect to their Seattle Bank investment alternatives. These changes are intended to encourage new borrowings by our members and to simplify the terms and provisions of our current Capital Plan.

Q: What are the key provisions of the amended Capital Plan?

A: The amendments to the Capital Plan include two key provisions:

Use of the Seattle Bank's excess stock pool to support new borrowings by members that have fully utilized their Seattle Bank stock

Creation of a new Class A stock with a six-month redemption period

In addition, the amended Capital Plan: (a) increases stock purchase requirements for new or renewing advances from 2.5 percent to 4.0 percent of outstanding advances, which mirrors the bank's minimum statutory capital-to-assets requirement, and (b) consolidates the bank's current Class B(1) and Class B(2) stock into a single Class B stock.

About the Excess Stock Pool

Q: What is the excess stock pool?

A: The excess stock pool is the total amount of the Seattle Bank's excess stock at any given point in time. The Capital Plan amendments will allow up to 50 percent of the Seattle Bank's excess stock pool to be used to support new advances to members that have fully utilized their Seattle Bank stock. With the use of the excess stock pool, these members can continue borrowing, up to certain limits, without having to purchase additional stock in our cooperative.

As of June 30, 2006, the Seattle Bank had approximately $747 million in excess stock. If use of the excess stock pool had been in effect on that date, $373 million would have been available to support advances to members that had exhausted their borrowing capacity based on their individual holdings of Seattle Bank stock.

Q: Why has the Seattle Bank decided to allow its members to use the excess stock pool to support advances?

A: With its transition to an advance-focused business, the Seattle Bank has grown its advance volumes--from $14.9 billion as of December 31, 2004, to $26.9 billion as of June 30, 2006. As our business grows, an increasing number of our members are approaching the limits of their borrowing capacity based on their stock holdings. Because we are not currently allowed to pay dividends on Seattle Bank stock, some members are understandably reluctant to increase their advance levels if doing so requires the purchase of additional stock. Allowing members to use the excess stock pool provides them with additional borrowing capacity. In addition to meeting the funding needs of individual members, this use of the excess stock pool supports our commitment to building a stronger, more profitable, financial cooperative. It is also consistent with our goal of increasing the Seattle Bank's percentage of advance assets to total assets.

Q: What are the restrictions on the use of the excess stock pool?

A: There are a number of restrictions around the use of the excess stock pool:

The amount of excess stock available to support Seattle Bank members' funding needs will be limited to 50 percent of the excess stock pool.

There will be a maturity limit of one year on advances supported by the excess stock pool.

Each member's use of the excess stock pool will be limited to 25 percent of the total amount of the pool.

A member will not be able to use the excess stock pool to support an advance if, on the date the advance is received by the member, the member's total outstanding advances equal or exceed $11 billion.

Members using the excess stock pool must also meet all other applicable requirements relating to their Seattle Bank stockholdings.

Q: Why does the Seattle Bank impose these restrictions on the use of the excess stock pool--and why is the pool available for only a limited period of time (through October 1, 2008)?

A: There are several important reasons for the restrictions placed on the excess stock pool:

First, to help ensure that all members that want to access the excess stock pool will have an opportunity to do so.

Second, to help ensure that each member will have access to their own excess capital stock when they need it to support their borrowings.

Third, as a Federal Home Loan Bank, we are subject to certain regulations, including our requirement to maintain a specific capital-to-assets ratio. We put certain limitations on the amount of stock available for the pool and the amount of time that we will make it available, in part, to help ensure that we will continue to comply with Finance Board regulation.

Q: How much stock will be available in the excess stock pool?

A: The amount of the Seattle Bank's excess stock changes on a daily basis. As of June 30, 2006, the Seattle Bank had approximately $747 million in excess stock. If the excess stock pool had been available on that date to support advances by members that had exhausted their borrowing capacity based on their individual holdings of Seattle Bank stock, 50 percent of that amount, or $373 million, would have been available for this purpose.

Q: How are the restrictions on the excess stock pool applied when a particular member has reached the limits of its borrowing capacity, based on its own stock holdings, but wants to continue borrowing?

A: When a member has used all of its Seattle Bank stock, including its excess stock, to support its current borrowings, that member will be able to access the excess stock pool. The member may use a maximum of 25 percent of the excess stock pool. For example:

If the total value of the Seattle Bank's excess stock pool on a given day = $100.00,

Then, the total value of the excess stock pool available to support member advances on that day = $50.00, and

The total value of the excess stock pool available to any individual member on that day = $25.00.

When a member reaches $11 billion in total advances outstanding, that member will not be able to use the excess stock pool to support additional advances. The member will, however, be able to purchase Class A stock to support the additional advances.

Q: Will the excess stock pool be available to new members or to existing members that do not own stock other than their membership stock?

A: Yes. Currently, all Seattle Bank members can use their membership stock to support their borrowings. Once a particular member has used all of its membership stock, assuming they do not hold any other Seattle Bank stock, they can access the available excess stock pool, subject to the restrictions of the Capital Plan.

Q: Is this use of the Seattle Bank's excess stock fair to all members--or will it serve to benefit the bank's larger members at the expense of the smaller members?

A: The Seattle Bank carefully considered the needs of all of its members when proposing the use of the excess stock pool. Ensuring that all of our members would have access to the pool is one important reason why our Board of Directors incorporated specific restrictions regarding its use. Further, because the growth of our advance business helps to increase the profitability of our cooperative, all Seattle Bank members should benefit from any member's use of the excess stock pool.

Q: If other Seattle Bank members are borrowing against the excess stock pool, will I be able to access my own excess stock if I need to increase my borrowings?

A: Yes. The restriction limiting our members' aggregate use of the Seattle Bank's excess stock pool to 50 percent of all outstanding excess stock was designed to allow individual members the ability to secure their additional borrowings with the excess stock that they hold.

Q: Will I receive a fee if another member uses my excess stock?

A: No. Members using the excess stock pool will be accessing the bank's total excess stock, not any particular member's excess stock. All members should benefit from the use of the excess stock pool because, as total borrowings increase, the bank's profitability should increase. Increased profitability for the bank translates to a quicker return to paying dividends to all members.

About Class A Stock

Q: What is Class A stock?

A: Class A stock is stock issued by the Seattle Bank that has a par value of $100 per share and is redeemable at par upon six months written notice to the bank, consistent with Finance Board regulations.

Q: Under what circumstances will Seattle Bank members be able to purchase Class A stock?

A: Seattle Bank members may purchase Class A stock when they have fully utilized their Class B stock and want to continue borrowing from the Seattle Bank. Class A stock can be purchased by members to support new advances or renewing advances initially capitalized by the excess stock pool.

Q: Will the Seattle Bank be able to redeem Class A stock six months after a member submits a notice of redemption?

A: Yes, subject to the limitations described in the Capital Plan.

Q: When will the amended Capital Plan go into effect?

A: All of the changes to our Capital Plan will go into effect on the "conversion date," which we currently expect will be on or around December 1, 2006. Until then, the provisions of the current Capital Plan will apply. We will provide our stockholders with at least five days written notice prior to the conversion date. In the interim, we invite you to visit the Seattle Bank's Web site at www.fhlbsea.com to view a copy of our amended Capital Plan and to contact your Seattle Bank relationship manager with any questions you may have.

Q: How will a member know if a new advance they are requesting will be supported by the excess stock pool?

A: Our Member Services staff will be able to provide information regarding a member's individual stock position at the Seattle Bank when the member requests an advance. In addition, members will be able to view their current stock positions through the Customer Account Activity system. It is important to note, however, that the amount of the available excess stock pool changes on a daily basis, and the final determination will be made upon confirmation of the advance.

Other Related Questions

Q: Does the revised capital plan permit the payment of dividends?

A: The Seattle Bank's Board of Directors, by resolution, has agreed to limit dividends on Class A stock to cash dividends even though the revised Capital Plan permits the payment of cash or Class A stock dividends on Class A stock. Either cash or Class B stock dividends may be paid on Class B stock. The Seattle Bank's written agreement with the Finance Board currently prohibits the payment of dividends on either class of stock without a waiver from the Office of Supervision.

Q: The Seattle Bank has publicly stated, that the "Board of Directors expects to seek a waiver from the Finance Board to declare dividends in 2006." When will the Seattle Bank make this request?

A: The Seattle Bank's Board of Directors expects to seek a dividend waiver from the Finance Board's Office of Supervision by the end of 2006.

Q: Is the Seattle Bank planning for any changes in the membership stock requirement?

A: The Seattle Bank's priority, at this time, is to implement the capital plan amendments on or before December 1, 2006. We revisit our membership stock requirements annually, and we will do so again in 2007.

Q: Will the Seattle Bank be preparing/providing a tax opinion letter to help our members (and their tax consultants) with the tax implications of the restructuring?

A: The Seattle Bank does not provide tax advice to its members. Instead, we suggest that you consult with your tax advisor/counsel regarding the tax implications of your ownership of Seattle Bank stock.

Q: By how much does the Seattle Bank expect that the amendments to the Capital Plan will increase members' borrowings?

A: We expect that the amendments to our Capital Plan will serve our members' needs and help to grow the Seattle Bank's advances and overall profitability. As an SEC-registered company, we cannot provide specific estimates of anticipated future business activity.

Q: What do these changes mean for the Seattle Bank in terms of additional stock purchases and borrowings potential?

A: The capital plan amendments provide our members with greater flexibility with respect to their funding alternatives from the Seattle Bank. At the same time, these changes will allow the bank to continue to grow advance volumes and the profitability of the Seattle Bank cooperative.

Q: Overall, what do these changes to the Seattle Bank's Capital Plan mean for the bank's members and communities?

A: These amendments to our Capital Plan will allow the Seattle Bank to more efficiently and effectively support our members, while building a stronger, more profitable, financial cooperative. The Seattle Bank is a government-sponsored enterprise, and it is our mission to provide liquidity and funding to community financial institutions, so that they can make more mortgage and business loans to the members of their communities. By increasing our members' capacity to borrow from our bank, we expect that they will be able to increase their community lending. In addition, increased advance activity at the Seattle Bank should strengthen our cooperative and increase our profitability. The Seattle Bank contributes 10 percent of its earnings to create affordable housing and to promote homeownership across our district. As our earnings increase, so do our direct contributions to the communities our members serve.